UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_____________

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FURNITURE BRANDS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	43-0337683
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1 N. Brentwood, St. Louis, Missouri	63105
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: _____________________ (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:     Not Applicable

Item 1. Description of Registrant's Securities to be Registered.

Item 1 of the Form 8-A filed by Furniture Brands International, Inc. (the “Company”) on August 4, 2009, as amended on March 1, 2010 and June 19, 2012, is hereby amended as follows:

A reverse stock split (the “Reverse Stock Split”) of the Company's common stock, no par value per share (the “Common Stock”), became effective at 4:45 p.m. Eastern Daylight Saving Time on May 28, 2013. Pursuant to the Reverse Stock Split, every seven shares of Common Stock issued and outstanding upon the effectiveness of the Reverse Stock Split was combined into one share of Common Stock.

In accordance with the Amended and Restated Rights Agreement, dated as of June 18, 2012 (the “Amended and Restated Rights Agreement”), between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent, each share of Common Stock prior to the Reverse Stock Split was accompanied by one right (a “Right”) to purchase one unit of Series B Junior Participating Preferred Stock. Pursuant to the adjustment mechanism set forth in Section 11(p) of the Rights Agreement and upon the effectiveness of the Reverse Stock Split, the ratio between the Common Stock and a Right was automatically increased by seven so that each share of Common Stock after the Reverse Stock Split is accompanied by seven Rights. In addition, each of the voting, dividend and liquidation rights of the Series B Junior Participating Preferred Stock associated with the Rights was automatically adjusted.

The foregoing is only a summary of certain terms and conditions of the Amended and Restated Rights Agreement and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which is filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed June 19, 2012 and is incorporated herein by reference.

Item 2. Exhibits.

See exhibit index.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Meredith M. Graham
Name:	Meredith M. Graham
Title:	Senior Vice President General Counsel & Corporate Secretary

Dated May 29, 2013

EXHIBIT INDEX

Exhibit No.     Description

1
Amended and Restated Stockholders Rights Agreement, dated as of June 18, 2012, between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent, which includes the form of Right Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on June 19, 2012).